EXHIBIT 99

THE PLAN

   Automatic  Dividend  Reinvestment  - Through the Dividend  Reinvestment  Plan
(Plan), your cash dividends can be invested automatically in additional shares of common stock of Greater Community Bancorp(R) (GCB). These shares earn additional dividends which further increase your investment in GCB common stock. Investments in GCB stock under the Plan are made by First City Transfer Company (Agent), which administers the Plan as agent for the Plan's participants.

   Split Share Feature - At your option, only 1/2 of your cash dividends will be invested automatically in additional shares of GCB common stock, while the other 1/2 of your cash dividends will be paid to you in cash. You must indicate which option you select on the accompanying Authorization card. If you want to change this election later, you may do so by sending another Authorization card to Agent.

   Cash Contributions - Additionally, you may invest from $25 to $3,000 per quarterly dividend period in cash to purchase additional shares of GCB common stock after the first dividend is reinvested and as long as you continue to participate in the Plan. You are not obligated to make any voluntary additional purchases. Even if you do participate in this part of the Plan, you don't have to invest each quarter, and there's no set amount you have to invest each period, with the above limits. Cash contributions may be made by using the cash payment stub that will be attached to your account statement. Cash contributions should be received by Agent not more than 30 days before a dividend payment date. Agent will hold your cash contribution and then combine it with funds received from that dividend for the purchase of additional shares of common stock. Interest will not be paid on cash contributions held by the Agent. Therefore, the mailing of your cash contribution should be timed to reach Agent five business days before a dividend payment date. Dividend payment dates for GCB common stock during the last several years have been the last day of January, April, July and October. Cash contributions which GCB receives more than 30 days before a dividend payment date will be returned. A refund of a cash contribution can be obtained by a written request by Agent at least two days before the cash dividend date.

   Custodial account - A participant may increase the number of shares held in his/her account by depositing certificates representing shares of Common Stock with the Agent. Such certificates must be presented in transferable form and must be accompanied by a written request that the shares be added to the participant's account.

   Any stock dividend or stock split applicable to shares of Common Stock held by a participant under the Plan, whether held in the participant's account or in the participant's own name, will be credited to the participant's account. In the event GCB makes available to stockholders the rights to purchase additional shares or securities, participants under the Plan will receive a subscription warrant for such rights directly from the Agent.

COST TO YOU

   Your cost is limited to the price of the shares of common stock purchased for you. The price is the average price paid by Agent, acting as your agent, for all shares purchased under the Plan in connection with a given cash dividend, including shares purchased with any voluntary cash payments. If Agent purchases shares in the open market, any brokerage commissions and transfer taxes and/or fees will be included in the price. If Agent purchases newly issued shares from GCB, the price will be the average of the closing bid and asked prices for the five business days proceeding the date the shares are purchased, but no brokerage commission will be charged. (GCB will use the proceeds of any newly issued shares for working capital and other general corporate purposes.) GCB will pay all of Agent's service charges relating to the Plan's administration.

DOLLAR AVERAGING

   Purchase of shares of GCB common stock through this Plan can also provide the advantage of dollar-cost averaging over a period of time.

ACCOUNT STATEMENT

   Agent will send you a statement each time your cash dividends and any cash contributions are invested as soon as practicable after the investment date.

TERMINATION AT ANY TIME

   Your participation in the Plan is entirely voluntary and you may terminate at any time as outlined in the Dividend Reinvestment Plan Agreement printed in this brochure. GCB may also amend, modify, suspend or terminate the Plan at any time on notice to the participants.

INCOME TAX INFORMATION

   Even though all (or, if you so elect, 1/2) of your cash dividends will be reinvested, the full amount of dividends declared is normally the amount includible in your gross income for income tax purposes as if the dividends were all paid to you in cash. It is possible that the amount of your gross income for income tax purposes will also include any excess of the fair market value of the shares which Agent purchases for your account on the date of purchase over the price Agent pays for the shares. This might occur, for example, if the price of GCB stock as traded on the open market exceeds the formula price at which GCB sells newly-issued shares to Agent under the Plan. The information return sent to you and the Internal Revenue Service after the end of each tax year will show the taxable amount of your dividend and any such other income.

   You will only recognize gain or loss (which for most participants will be a capital gain or loss) for income tax purposes when the shares are sold or exchanged, either by Agent at your request when you terminate your participation in the Plan or by you after you withdraw the shares from the Plan. Your basis for determining gain or loss will be the amount of the cash dividends reinvested, or the amount you paid in the case of voluntary purchases, plus any other income reported to you as described above. You will also recognize a gain or loss when you receive a cash payment for a fractional share credited to your account upon a termination of your participation in the Plan or upon a termination of the Plan. For income tax purposes, your holding period begins on the date Agent credits your account with shares purchased under the Plan.

   You are urged to consult with your own tax advisor for more specific tax information, especially for rules relating to tax basis in cases such as a gift of shares held under the Plan or a participant's death and with respect to any tax law changes.

WHO CAN PARTICIPATE IN THE PLAN

   Only shareholders of record are entitled to participate in the Plan. Shareholders whose shares are registered in names other than their own (for example, in the name of a "nominee" such as a broker, trustee or bank nominee) must arrange for a transfer of shares directly into their own names in order to participate in the Plan. The holder of the shares must complete, sign and return the Authorization card. Communications from Agent, including account statements, will be sent only to record owners, and only a record owner can communicate instructions and forward cash payments to Agent.

IT'S EASY TO ENROLL

   Holders of GCB common stock may enroll in the Plan by signing and mailing an Authorization for Dividend Reinvestment Plan to:

         Greater Community Bancorp(R)
         Dividend Reinvestment Plan

         P.O. Box 170
         Iselin, NJ  08830-0170

ADDITIONAL INFORMATION

For Dividend Reinvestment Plan information, please call Greater Community Bancorp(R)at 973-942-1111, Ext. 1033.

TERMS OF DIVIDEND
REINVESTMENT PLAN AGREEMENT

1. This Agreement sets forth the rights and obligations of Greater Community Bancorp ("GCB"), First City Transfer Company (the "Agent") and the participant ("Participant") in the Greater Community Bancorp Dividend Reinvestment Plan
("Plan"). The Agent, acting as agent for each Participant in the Plan, will apply all cash dividends paid to such Participant on Common Shares (including both registered shares held by the Participant and all shares accumulated under the Plan) and which are authorized by the Participant to be so applied (as authorized by the Participant's authorization card), and any voluntary cash contributions received from such Participant, to the purchase of additional Common Shares for such Participant. At the Participant's option, as indicated on the authorization card, one-half of the Participant's cash dividends will be invested in GCB common stock and the other one-half of the Participant's cash dividends will be paid to the Participant in cash. These purchases may be made either from previously issued shares of GCB, whether on any securities exchange where the shares are traded, in the over-the-counter market, or by negotiated transactions, or from shares newly-issued by GCB, and may be subject to such terms of price, delivery, etc., as to which Agent may agree. Neither GCB nor any shareholder will have the authority or power to direct the time or price at which shares may be purchased or the selection of the broker or dealer through or from whom purchases of previously-issued shares are to be made. A Participant's funds held by Agent uninvested will not bear interest, and Agent and GCB will not have any liability as to any inability to purchase Common Shares or as to the timing of any purchases. Any voluntary cash contribution will be refunded if a Participant's written request for a refund is received by Agent at least two days before the dividend payment date with which it would be otherwise invested.

2. For the purpose of making purchases, Agent will commingle each Participant's funds (both authorized cash dividends and voluntary contributions) with those of all other holders of GCB Common Shares who are Participants in the Plan. The price per share of Common Shares purchased for each Participant's account will be the average price of all shares purchased (including any brokerage commissions relating to purchases of outstanding Common Shares), with respect to that dividend reinvestment date, with the funds available from dividends and any voluntary cash contributions being concurrently invested. No brokerage commission or similar charge will be made for Common Shares which are newly-issued by GCB to Agent under the Plan. If newly-issued shares are purchased directly from GCB, the price will be the average of the mean between the closing bid and asked prices (as quoted by a regular market maker for the Common Shares designated to Agent by GCB from time to time) during the five business days preceding the date the shares are purchased. GCB will pay all of Agent's service charges to the administration of the Plan. Agent will hold the total Common Shares purchased for all Participants in Agent's name or the name of Agent's nominee and will have no responsibility for fluctuations in the value of such shares after their purchase.

3. Agent will make every effort to invest all authorized dividends and voluntary cash contributions promptly after receipt of such dividends and contributions, and in no event later than thirty days from such receipt except where necessary under any applicable Federal securities laws. Contributions must be received not more than thirty days prior to the dividend payment date and not later than five business days prior to the dividend payment date.

4. One dividend reinvestment must be made for a Participant before voluntary cash contributions can be made by such Participant. Each voluntary contribution must be at least $25, and contributions in any one calendar quarter cannot exceed an aggregate of $3000, for a Participant.

5. A statement describing cash dividends and any voluntary cash contributions received, the number of Common Shares purchased, the price per share, the date of purchase, and the total shares accumulated under the Plan will be mailed to each Participant by Agent as soon as practicable after completion of each investment for a Participant's account.

6. Each Participant may obtain, without charge, a certificate or certificates for all or part of the full Common Shares credited to the Participant's account by making a request in writing to Agent. 7. Participation in the Plan may be terminated by a Participant at any time by written instructions to that effect to Agent. To be effective on a dividend payment date the notice to discontinue must be received by Agent five business days before the record date for that dividend. If a notice to discontinue is received by Agent less than five business days the record date for a dividend payment, such notice to discontinue may not become effective until such dividend has been reinvested and the purchased shares are credited to the Participant's account under the Plan.

    GCB or Agent may terminate, for whatever reason at any time as it may determine in its sole discretion, a Participant's participation in the Plan upon mailing a notice to terminate the Participant at his address as it appears on Agent's records.

    Upon termination, a Participant will receive certificates for the whole Common Shares credited to the Participant's account unless the Participant has requested that all or any part of such shares be sold and the proceeds of the sale be delivered in cash. Such sale may, but need not, be made by purchase of the shares for the account of other Participants, and any such transaction will be deemed to have been made at the then current market price (as determined by Agent in its discretion) less any brokerage commissions and any other costs of sale. Fractional shares credited to a terminating account will be paid for in cash at the then current market price.

8. A Participant will have the sole right to vote full Common Shares purchased for such Participant which are held by Agent under the Plan on the record date for a vote. Participants under the Plan who are registered holders of Common Shares will receive only one proxy which will include both registered shares and shares under the Plan.

9. Any stock dividends or split shares of GCB Common Shares distributed on Common Shares distributed on Common Shares held by Agent for a Participant will be credited to the Participant's account. (Any stock dividends or split shares distributed on Common Shares held in a Participant's name will be sent directly to the Participant.) In the event GCB makes available to its shareholders of Common Shares rights to subscribe to additional shares, debentures, or other securities, the full Common Shares held for a Participant under the Plan will be added to any other Common Shares held by the Participant in calculating the number of rights to be issued to such Participant.

10. Reinvestment of dividends under this Plan does not relieve Participants of liability for income taxes that may be payable on such dividends or other amounts includible in income under applicable tax law. Dividends paid on the accumulated shares or other amounts required to be reported as gross income for Federal income tax purposes will be included in Form 1099-DIV, a copy of which will be sent to the Internal Revenue Service and to each Participant.

11. Agent will not be liable under the Plan (unless it is grossly negligent) for any act done in good faith or for any good faith omission to act including, without limitation, any claim for liability with respect to the prices at which shares are purchased or sold for Participants' accounts and the time such purchases or sales are made.

12. The terms and conditions of the Plan and its operation will be governed by the laws of the State of New Jersey.

13. The Tax Equity and Fiscal Responsibility Act of 1982 imposes certain reporting obligations upon brokers and other middlemen. As a result, Agent will be required to report to the Internal Revenue Service and the Participant any sale of stock by it on a Participant's behalf.

14. The Plan may be amended, suspended, modified or terminated at any time by the Board of Directors of GCB without the approval of the Participants. Notice of such suspension or termination or material amendment or modification will be sent to all Participants, who will at all times have the right to withdraw from the Plan. Nothing in this Plan will be considered a guarantee or promise to pay any dividends in the future except as may be declared by the Board of Directors of GCB from time to time.

                                    DIVIDEND

                                REINVESTMENT PLAN

                                       AND

                                 STOCK PURCHASE

                                      PLAN

                          GREATER COMMUNITY BANCORP(R)

                                    DIVIDEND

                                REINVESTMENT PLAN

                                      WITH

                                 VOLUNTARY CASH

                                  CONTRIBUTION

                                     FEATURE

                                FOR SHAREHOLDERS

                                 OF COMMON STOCK

     The Greater Community Bancorp(R) Dividend Reinvestment Plan enables shareholders of record of Greater Community Bancorp(R) Common Stock to acquire additional shares of Common Stock through the reinvestment of their quarterly cash dividends and, if they choose, by means of voluntary cash contributions.

                              Plan Administered By:
                           First City Transfer Company
                                  P.O. Box 170
                              Iselin, NJ 08830-0170



                          GREATER COMMUNITY BANCORP(R)